Exhibit 99.1

PRESS RELEASE

Contact: Physicians Realty Trust John T. Thomas President and CEO (214)543-6611 John W. Sweet (414)978-6467	Investors: The Ruth Group Stephanie Carrington/David Burke 646 536-7017/7009 scarrington@theruthgroup.com dburke@theruthgroup.com

Physicians Realty Trust Completes $15.6 Million Acquisition of Foundation Outpatient Care Building

Milwaukee, WI, October 1, 2013 – Physicians Realty Trust (NYSE: DOC) (“the Company”), a self-managed healthcare properties REIT, announced today the completion of the acquisition of the Foundation Outpatient Care Building located in Oklahoma City, OK. The building is master leased by Foundation Surgical Affiliates, L.L.C. (“Foundation”), which subleases space to a joint venture between Foundation and 30 physicians, who own and operate the Foundation Surgery Center of Oklahoma City, L.L.C., an ambulatory surgery center or “ASC” in the building. Foundation also subleases to physicians for clinical office space in the building. The purchase price of the outpatient care building is $15.6 million in cash.

Physicians Realty Trust entered into a definitive agreement to acquire the property and subsequently completed the acquisition on September 30, 2013.  The outpatient care building is a 52,000 square foot facility consisting of an ambulatory surgery center that contains five operating rooms and one procedure room, physician clinical office space, as well as office space for Foundation’s corporate headquarters. The outpatient care building is currently on a new 10-year Absolute Net Master Lease, with subleases to the ASC and physicians.

John T. Thomas, President and CEO of Physicians Realty Trust, stated, “We are pleased to once again close a transaction with Foundation Surgical Affiliates, a wholly owned subsidiary of Graymark Healthcare, Inc. (NASDAQOTC:GRMH) for a high quality medical office building in a metro area that has solid underlying fundamentals.  We have built a strong relationship with Foundation as they continue to grow and operate their outpatient and short stay hospital surgical facilities.  This beautiful facility provides clinical care space for a high volume outpatient surgical center with a history of excellent patient care, physician office space, and is located near major hospital system facilities in the northern suburbs of Oklahoma City.  This city has one of the strongest economic climates in the United States, including one of the highest employment rates, and we are very pleased to partner with Foundation again with this investment.”

“We appreciate the opportunity to entrust one of the most important buildings in our company to Physicians Realty Trust and enter in to a new 10-year lease with them as part of the transaction.  We trust John Thomas and his management team to work with us and our physician partners to help us provide an outstanding patient experience.  We built this facility in 2006 and expect to provide surgery and other physician and health care services in this building and market for years to come.  We continue to look for other opportunities to partner with Physicians Realty Trust,” said Thomas A. Michaud, Foundation’s Founder and Chairman of the Board.

About Physicians Realty Trust

Physicians Realty Trust is a self-managed healthcare real estate company recently organized to acquire, selectively develop, own and manage healthcare properties that are leased to physicians, hospitals and healthcare delivery systems. The Company invests in real estate that is integral to providing high quality healthcare. The Company plans to make an election to be taxed as a real estate investment trust (REIT) for U.S. federal income tax purposes.

About Foundation Surgical Hospital Affiliates, L.L.C. and Foundation Surgery Affiliates

Foundation Surgical Hospital Affiliates, LLC (FSHA) was formed in 2009 from the success of the outpatient surgery company, Foundation Surgery Affiliates (FSA) which was founded by Thomas A. Michaud in 1996. FSHA focuses on the development and management of surgical hospitals and the inclusion of ancillary service lines. These additional service lines, such as hyperbarics, sleep labs, intraoperative monitoring, imaging and robotic surgery, truly make the Foundation specialty hospital environment unique.

Foundation Surgery Affiliates, LLC is an industry leading ASC management and development company focused on partnering with physicians and employees to create an outstanding patient experience, while maximizing partner and shareholder value. Foundation is a leader in offering turnkey management and development solutions for physician partners, as well as creating an optimal experience for the patients we serve. You can visit Foundation at www.foundationsurgery.com

FSHA and Foundation Surgery are wholly-owned subsidiaries of Graymark Healthcare, Inc. (NASDAQ:GRMH)

Forward-Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward looking statement.  These forward-looking statements may include statements related to the Company’s ability to generate internal and external growth and to execute its business plan.  For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s final prospectus in connection with its initial public offering filed by the Company with the Securities and Exchange Commission on July 19, 2013.